Exhibit 99.1

601 Poydras St., Suite 2400 New Orleans, LA 70130 NYSE: SPN (504) 587-7374 Fax: (504) 362-1818
FOR FURTHER INFORMATION CONTACT:
David Dunlap, CEO; Robert Taylor, CFO;
Greg Rosenstein, VP of Investor Relations, (504) 587-7374
Superior Energy Services, Inc. Reports Second Quarter 2010 Results
Core Earnings of $0.43 Per Diluted Share Before Management Transition Expenses
on Record Revenue from Non-Gulf of Mexico Markets
New Orleans, LA — July 28, 2010 — Superior Energy Services, Inc. (NYSE: SPN) today announced net income of $24.1 million, or $0.30 per diluted share on revenue of $424.9 million for the second quarter of 2010, and adjusted net income of $34.6 million, or $0.43 per diluted share, after excluding pre-tax management transition expenses of $16.4 million.
These results are compared with net income of $21.5 million, or $0.27 per diluted share on revenue of $364.5 million in the first quarter of 2010, and a net loss of $68.9 million, or $0.88 per share on revenue of $361.2 million in the second quarter of 2009. Last year’s second quarter results include $129.2 million of non-cash, pre-tax impairment charges.
For the six months ended June 30, 2010, the Company’s net income was $45.6 million, or $0.57 per diluted share on revenue of $789.4 million, and adjusted net income was $56.1 million, or $0.71 per diluted share, after excluding pre-tax management transition expenses of $16.4 million. For the six months ended June 30, 2009, the Company’s net loss was $12.1 million, or $0.16 per share on revenue of $798.3 million.
David Dunlap, CEO of Superior, commented, “This quarter’s improved results reflect the continued execution of the Company’s geographic diversification strategy. Collectively, non-Gulf of Mexico market areas generated about $233 million in revenue, the highest quarterly revenue from those markets in the Company’s history. This accomplishment was achieved due in part to a 29% sequential increase and a 61% year-over-year quarterly increase in revenue from the domestic land markets primarily as a result of higher activity levels for our coiled tubing, cased hole wireline and well control services, and our stabilization and accommodations rentals.
“Our international revenue grew 4% sequentially and 60% year-over-year as a result of the contribution from Hallin Marine and our ongoing expansion efforts in Brazil.
“Gulf of Mexico revenue grew 18% sequentially, but was down 11% year-over-year. The sequential growth was due to seasonal increases for production-related and decommissioning services, higher liftboat utilization, and a full quarter contribution from Bullwinkle, while the year-over-year decline reflects less work performed on the wreck removal project as it is in the wind-down phase.

“During the second quarter, we benefitted from well control, accommodations, liftboats and environmental services involved in oil spill response work in the Gulf of Mexico and we anticipate that some of this work will continue in the third quarter. While uncertainty remains regarding the pace at which drilling activity will return to the deepwater, the majority of our Gulf of Mexico assets are focused on shallow water production-related and decommissioning services. Nonetheless, we are in the process of redeploying some of our drilling products and services from the deepwater Gulf of Mexico to domestic land and international market areas.
“In terms of guidance, we expect our full year earnings for 2010 to be in the range of $1.35 and $1.55. This guidance takes into account the expected impact of the previously announced drilling moratorium on our Gulf of Mexico deepwater businesses, partially offset by an expectation that demand for drilling products and services and well enhancement services will continue to grow in the domestic land and international markets during the remainder of the year. The full-year guidance excludes the management transition expenses recorded in the second quarter results.”
Geographic Breakdown
For the second quarter of 2010, Gulf of Mexico revenue was approximately $191.9 million, domestic land revenue was approximately $119.9 million, and international revenue was approximately $113.1 million.
Subsea and Well Enhancement Segment
Second quarter revenue for the Subsea and Well Enhancement Segment was $284.4 million, a 23% increase from the second quarter of 2009 and a 22% increase sequentially. Adjusted income from operations was $43.9 million, or 15% of segment revenue as compared with $27.6 million, or 12% of segment revenue, in the second quarter of 2009, and $23.7 million, or 10% of segment revenue in the first quarter of 2010.
Domestic land revenue in this segment increased 28% sequentially due to increased demand for coiled tubing, cased hole wireline and well control services. Gulf of Mexico revenue in this segment increased 27% sequentially due to seasonal increases in plug and abandonment and coiled tubing activity, well control and environmental services utilized in response to the Gulf of Mexico oil spill, and a full quarter contribution from the Bullwinkle platform. These more than offset a decline in segment revenue from the wreck removal project as work winds down. International revenue in this segment increased 9% sequentially due to a full quarter contribution from Hallin Marine.
Drilling Products and Services Segment
Second quarter revenue for the Drilling Products and Services Segment was $121.3 million, 18% higher year-over-year and 6% higher sequentially. Adjusted income from operations was $25.0 million, or 21% of segment revenue, as compared with $20.1 million, or 20% of segment revenue, in the second quarter of 2009, and $23.9 million, or 21% of segment revenue, in the first quarter of 2010. The primary factor driving the higher sequential revenue was a 33%

increase in domestic land revenue resulting from increased rentals of accommodations, stabilizers and specialty tubulars. This more than offset a 3% decline in Gulf of Mexico revenue and essentially no change in international revenue.
Marine Segment
Marine Segment revenue was $19.2 million, 30% lower year-over-year and 10% higher sequentially. The adjusted loss from operations was $4.4 million as compared with income from operations of $4.9 million in the second quarter of 2009, and a loss of $4.0 million in the first quarter of 2010.
Average fleet utilization was 62% as compared with 53% in the second quarter of 2009 and 47% in the first quarter of 2010. The loss from operations was higher than the most recent quarter due to regularly scheduled U.S. Coast Guard inspections and associated maintenance and repair expenses for the 250-foot class liftboats. Those vessels were out of service for 82 days during the second quarter, but have since returned to service and are currently working.
Liftboat Average Dayrates and Utilization by Class Size
Three Months Ended June 30, 2010
($ actual)

		Average
Class	Liftboats	Dayrate	Utilization
145’-155’	6	$6,107	38.5%
160’-175’	8	7,934	65.2%
200’	5	9,946	75.4%
230’-245’	3	24,148	87.2%
250’	2	29,372	53.9%
265’[1]	2	—	—

[1]	Out of service for repairs during the quarter.
Conference Call Information
The Company will host a conference call at 11 a.m. Central Time on Thursday, July 29, 2010. The call can be accessed from Superior’s website at www.superiorenergy.com, or by telephone at 480-629-9724. For those who cannot listen to the live call, a telephonic replay will be available through Thursday, August 6, 2010 and may be accessed by calling 303-590-3030 and using the pass code 4329137. An archive of the webcast will be available after the call for a period of 60 days on http://www.superiorenergy.com.

Superior Energy Services, Inc. serves the drilling and production-related needs of oil and gas companies worldwide through its brand name rental tools and its integrated well intervention services and tools, supported by an engineering staff who plan and design solutions for customers. Offshore projects are delivered by the Company’s fleet of modern marine assets.
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the uncertainty of macroeconomic and business conditions worldwide, as well as the global credit markets; risks associated with the Company’s rapid growth; changes in competitive factors and other material factors that are described from time to time in the Company’s filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved.

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
Three and Six Months Ended June 30, 2010 and 2009
(in thousands, except earnings per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Revenues	$424,856	$361,161	$789,367	$798,270

Cost of services (exclusive of items shown separately below)	229,916	197,268	428,968	419,733
Depreciation, depletion, amortization and accretion	54,299	50,978	105,347	100,846
General and administrative expenses	92,529	60,283	163,253	125,269
Reduction in value of assets	—	92,683	—	92,683

Income (loss) from operations	48,112	(40,051)	91,799	59,739

Other income (expense):
Interest expense, net	(12,680)	(11,720)	(26,718)	(25,008)
Earnings (losses) from equity-method investments, net	2,170	(19,426)	6,155	(17,170)
Reduction in value of equity-method investment	—	(36,486)	—	(36,486)

Income (loss) before income taxes	37,602	(107,683)	71,236	(18,925)

Income taxes	13,537	(38,766)	25,645	(6,813)

Net income (loss)	$24,065	$(68,917)	$45,591	$(12,112)

Basic earnings (loss) per share	$0.31	$(0.88)	$0.58	$(0.16)

Diluted earnings (loss) per share	$0.30	$(0.88)	$0.57	$(0.16)

Weighted average common shares used in computing earnings per share:
Basic	78,716	78,153	78,625	78,093

Diluted	79,601	78,153	79,499	78,093

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
JUNE 30, 2010 AND DECEMBER 31, 2009
(in thousands)

	6/30/2010	12/31/2009
	(Unaudited)	(Audited)

ASSETS

Current assets:
Cash and cash equivalents	$64,049	$206,505
Accounts receivable, net	397,801	337,151
Income taxes receivable	755	12,674
Prepaid expenses	26,408	20,209
Other current assets	219,927	287,024

Total current assets	708,940	863,563

Property, plant and equipment, net	1,275,294	1,058,976
Goodwill	575,004	482,480
Notes receivable	83,622	—
Equity-method investments	59,720	60,677
Intangible and other long-term assets, net	84,668	50,969

Total assets	$2,787,248	$2,516,665

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$91,070	$63,466
Accrued expenses	152,123	133,602
Current portion of decommissioning liabilities	22,232	—
Deferred income taxes	41,856	30,501
Current maturities of long-term debt	810	810

Total current liabilities	308,091	228,379

Deferred income taxes	218,945	209,053
Decommissioning liabilities	107,686	—
Long-term debt, net	820,581	848,665
Other long-term liabilities	113,479	52,523

Total stockholders’ equity	1,218,466	1,178,045

Total liabilities and stockholders’ equity	$2,787,248	$2,516,665

Superior Energy Services, Inc. and Subsidiaries
Segment Highlights
Three months ended June 30, 2010, March 31, 2010 and June 30, 2009
(Unaudited)
(in thousands)

	June 30, 2010	March 31, 2010	June 30, 2009
Revenue
Subsea and Well Enhancement	$284,352	$232,766	$231,121
Drilling Products and Services	121,337	114,277	102,533
Marine	19,167	17,468	27,507

Total Revenues	$424,856	$364,511	$361,161

	June 30, 2010	March 31, 2010	June 30, 2009
Gross Profit (1)
Subsea and Well Enhancement	$116,477	$89,897	$83,607
Drilling Products and Services	77,578	74,182	69,231
Marine	885	1,380	11,055

Total Gross Profit	$194,940	$165,459	$163,893

	June 30, 2010 (2)	March 31, 2010	June 30, 2009 (3)
Income (Loss) from Operations (as adjusted)
Subsea and Well Enhancement	$43,856	$23,697	$27,589
Drilling Products and Services	25,016	23,947	20,123
Marine	(4,364)	(3,957)	4,920

Total Income (Loss) from Operations (as adjusted)	$64,508	$43,687	$52,632

(1)	Gross profit is calculated by subtracting cost of services (exclusive of depreciation, depletion, amortization and accretion) from revenue for each of the Company’s segments.

(2)	Excludes management transition expenses of $16.4 million recorded in general and administrative expenses. Income from Operations is $48.1 million with the management transition expenses included.

(3)	Excludes a reduction in value of long-lived intangible assets of $92.7 million in the Subsea and Well Enhancement Segment for the three months ended June 30, 2009. Inclusive of this, the Loss from Operations was $40.1 million for the Company and $65.1 million in the Subsea and Well Enhancement Segment.

NON-GAAP FINANCIAL INFORMATION
We report our financial results in conformity with U.S. generally accepted accounting principles (GAAP). However, the Company provides non-GAAP financial information because these adjustments are customarily excluded by analysts in published estimates and management believes, for purposes of comparability to financial performance in other periods and to evaluate the Company’s trends, that it is appropriate for these items to be excluded. Management uses this adjusted financial information to evaluate the Company’s operational trends and historical performance on a consistent basis. The adjusted financial information are not measures of financial performance under GAAP.
A reconciliation of these adjustments is below. In making any comparisons to other companies, investors need to be aware that the non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies. Investors should pay close attention to the specific definition being used and to the reconciliation between such measures and the corresponding GAAP measures provided by each company under applicable SEC rules. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, or superior to, the Company’s reported results prepared in accordance with GAAP.
Non-GAAP Reconciliation Excluding Management Transition Expenses
For the three months ended June 30, 2010
(in thousands)

	Subsea and	Drilling
	Well	Products and		Consolidated
	Enhancement	Services	Marine	Total
Income (loss) from operations	$32,882	$20,334	$(5,104)	$48,112
Add:
Management transition expenses	10,974	4,682	740	16,396

Pre-tax income (loss) from operations as adjusted	$43,856	$25,016	$(4,364)	$64,508